Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts	Media Contacts
Linda Ventresca	Joseph Kuo
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	(212) 521-4800
(441) 405-2727

AXIS CAPITAL ANNOUNCES AGREEMENT TO ACQUIRE
MEDIA/PROFESSIONAL INSURANCE

Pembroke, Bermuda, March 28, 2007 — AXIS Capital (NYSE:  AXS), a leading global specialty commercial property and casualty insurer and reinsurer, today announced that it has agreed to acquire the assets and operations of Media/Professional Insurance (Media/Pro), a managing general underwriter specializing in professional liability lines of business, from AON Underwriting Managers.

Headquartered in Kansas City and formed in 1979, Media/Pro is a full-service managing general underwriter with operations in the U.S., Canada and the U.K.  Professional liability lines written by Media/Pro include media liability insurance, cyber-technology insurance and miscellaneous professional liability insurance.

John Charman, CEO and President of AXIS Capital, said, “Media/Pro has been recognized during its 27-year history as one of the premier specialist franchises writing professional liability lines of business.  For the last two years, AXIS has served as the exclusive carrier for several Media/Pro errors and omissions liability programs.  We are delighted to welcome Media/Pro into the AXIS family through this transaction.  The talents of the Media/Pro employee team, together with their highly regarded, differentiating product offerings, are a terrific complement to our existing professional lines operations.”

He further commented, “Media/Pro has historically been very effective in attracting and retaining small and middle market specialty professional lines business.  We believe that the addition of Media/Pro to our globally diversified AXIS Insurance business enhances our ability to deliver our broad offering of high-quality specialist classes of business to this segment of the market. We plan to substantially enhance Media/Pro by providing strategic long-term support to grow Media/Pro into a leading global specialty franchise.”

Leib Dodell, CEO and President of Media/Pro, agreed.  “I am confident that this combination of Media/Pro’s product leadership with the product diversity, financial strength and absolute commitment of AXIS will provide greater incremental value to our clients.  AXIS shares our specialist underwriting culture and high standards of service.  We firmly believe our integration into the AXIS family offers Media/Pro and its employees a unique opportunity for not only continued success but also global expansion.”

Media/Pro will become part of the newly established AXIS Select Markets division of AXIS Insurance upon the close of this transaction, which is expected to occur during the second quarter of 2007 pending the satisfaction of closing conditions.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at December 31, 2006 of $4.4 billion and locations in Bermuda, the United States, Europe and Singapore.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s.  AXIS Capital has been assigned a senior unsecured debt rating of Baa1 (stable) by Moody’s Investors Service and BBB+ (stable) by Standard & Poor’s.  For more information about AXIS Capital, visit our website at www.axiscapital.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws.  These statements involve risks, uncertainties and assumptions.  Actual events or results may differ materially from our expectations.  Important factors that could cause actual events or results to be materially different from our expectations include (1) our inability to successfully consummate the purchase of assets  (2) our limited operating history, (3) the occurrence of natural and man-made disasters, (4) actual claims exceeding our loss reserves, (5) the failure of any of the loss limitation methods we employ, (6) the effects of emerging claims and coverage issues, (7) the failure of our cedants to adequately evaluate risks, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in governmental regulations, (12) increased competition, (13) general economic conditions and (14) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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